UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012 (August 23, 2012)

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)
400 North Sam Houston Parkway East, Suite 400 Houston, Texas (Address of principal executive offices)	281-618-0400 (Registrant’s telephone number, including area code)	77060 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 23, 2012, at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors of Helix Energy Solutions Group, Inc. (“Helix”) increased the number of directors constituting the entire Board of Directors from six to seven.  At the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors then appointed Jan Rask as a director and appointed him to serve on the Compensation and Corporate Governance and Nominating committees of the Board.  Mr. Rask will serve as a Class I director until the next meeting of shareholders at which directors are elected.  Mr. Rask was not selected as a director pursuant to any arrangements or understandings between Mr. Rask, Helix or any other person.  In addition, there are no material or related party transactions between Mr. Rask and Helix.

In connection with his appointment, Mr. Rask was awarded 3,539 shares of restricted stock which vest ratably over a five-year period on the anniversary of the date of grant.  Mr. Rask will also receive retainer and other fees in accordance with Helix’s director compensation program.

Item 7.01 Regulation FD Disclosure.

Additional information with regard to Mr. Rask is included in the press release attached hereto as exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d)     Exhibits.

Number      Description
----------        ---------------

99.1	Press Release of Helix Energy Solutions Group, Inc. dated August 23, 2012 announcing the appointment of Jan Rask as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           August 23, 2012

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Anthony Tripodo
Anthony Tripodo
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.          Description

99.1	Press Release of Helix Energy Solutions Group, Inc. dated August 23, 2012 announcing the appointment of Jan Rask as a director.